Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in Registration Statement No. 333-194051 on Form S-8 of our report dated June 13, 2014, relating to the financial statements of Cloud Security Corporation, which appear in this Annual Report on Form 10-K of Cloud Security Corporation for the year ended February 28, 2014.  Our report contains an explanatory paragraph regarding substantial doubt about Cloud Security Corporation’s ability to continue as a going concern.

/s/ dbbmckennon
dbbmckennon
Newport Beach, California
June 13, 2014